Exhibit 10.1

             1990 STOCK OPTION PLAN FOR THE COMPANY'S PRESIDENT AND
                      CHIEF EXECUTIVE OFFICER, AS AMENDED


BACKGROUND:


     At the Annual Shareholders' Meeting on April 11, 1990, the shareholders of First Litchfield Financial Corporation approved granting options to the Company's new president, Jerome J. Whalen ("Mr. Whalen"), to purchase Three Thousand (3,000) shares of the Company's $.01 par value common stock at fifty-five ($55.00) Dollars per share (the "Whalen Options"). This exercise price reflected the fair market value of such shares on the proposed date of grant, March 1, 1990, the date Mr. Whalen joined the Company. These Whalen Options were to become exercisable in five tranches of six hundred (600) shares each, representing twenty (20%) percent per year, over the five year period March 1, 1990 through March 1, 1994. All Whalen Options were to expire in ten
(10) years on March 1, 2000. In addition, upon Mr. Whalen's death or disability, the Whalen Options would expire on the earlier of six (6) months following his death or disability or the date on which such Whalen Options would otherwise have expired; and upon Mr. Whalen's resignation or discharge, the Whalen Options would expire on the earlier of one (1) month following his resignation or discharge or the date on which such Whalen Options would otherwise have expired. The 1990 grant did not, however, provide for adjustments in the number of shares subject to Whalen Options or a corresponding adjustment in the number of shares subject to Whalen Options or a corresponding adjustment in the exercise price of such Whalen Options upon the occurrence of changes in the Company's capital structure. In December of 1990 and in December of each year thereafter, the Company changed its capital structure by declaring a five (5%) percent stock dividend on or about December 31st of each year.

     In 1994, the Company's Board of Directors and shareholders voted to amend the Whalen Options to provide for both prospective and retroactive adjustment in the number of shares subject to such Whalen Options resulting from changes in the Company's capital structure.

     The amendment permits Mr. Whalen to acquire the proportionate interest in the Company reflected by the grant of Whalen Options in 1990, which interest had been eroded by the occurrence of certain subsequent changes in the Company's capital structure. This amendment permits Mr. Whalen to maintain the proportionate interest reflected by the original grant during the remainder of the term of these Whalen Options upon the occurrence of changes in the Company's capital structure.

     The amendment provides for adjustments in the number of Whalen Options granted upon the occurrence of changes in the Company's capital structure by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combination or exchange of shares, separations, reorganizations, or liquidations. Such adjustments are made without change in the total price applicable to the unexercised portion of Whalen Options and with a corresponding adjustment in the option price per share.

     The effect of the amendment was to retroactively adjust the number and price of the Whalen Options granted to include the effect of the annual five (5%) percent stock dividends paid by the Company since April 11, 1990.

                                       -2-